EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

Listed are the names of each
series of Investment Managers
Series Trust in excess of the
99 consecutive series
permitted by Form N-SAR.

Please refer to the most
recent shareholders report
for additional information
concerning the Funds.


Series Number 	Series Name
Is this the last filing for
this series? (Y or N)

102     	Robinson
Opportunistic Income Fund	N
103		Braddock
Multi-Strategy Income Fund	N
112		Aristotle
Value Equity Fund		N
114		Aristotle Core
Equity Fund		N


Please refer to the Robinson
Opportunistic Income Fund,
Braddock Multi-Strategy
Income Fund, Aristotle Value
Equity Fund and Aristotle
Core Equity Fund semi-annual
reports to shareholders dated
June 30, 2017, to be filed on
Form N-CSRS for additional
information concerning the
Fund.